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                                                                     EXHIBIT 5.1

                                August 12, 1996


Micrel, Incorporated
1849 Fortune Drive
San Jose, California 95131

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by Micrel, Incorporated, a California corporation (the "Company"), with the Securities and Exchange Commission on August 14, 1996 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's Common Stock, no par value (the "Stock"). The Stock is reserved for issuance pursuant to options granted or to be granted under the Company's 1994 Stock Option Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Stock.

      It is our opinion that the Stock, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                    Very truly yours,



                                    MORRISON & FOERSTER LLP